Exhibit 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:

For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com

Royal BodyCare Agrees to

Open Sales In 16 New Countries

Irving, Texas (July 26, 2004) - Royal BodyCare, Inc. (ROBE OTC:BB) has signed a ten-year exclusive Agreement with Coral Club International (CCI) by which CCI will begin marketing Royal BodyCare (RBC) products in twelve countries in Eastern Europe, Greece, Cyprus, Israel, and Finland. This Agreement replaces an exclusive distributorship Agreement that was set to terminate in September 2004. Under terms of the new Agreement, CCI will continue to expand its current sales of RBC products in the former Soviet Union.

CCI is a Canadian company with offices and warehouse in Russia, and branch distribution centers in Ukraine and Kazakhstan.

Clinton Howard, CEO of RBC stated, “Five years ago, CCI began marketing RBC brand nutritional supplements in Russia and other countries of the former Soviet Union, providing a home-based business opportunity for thousands of individual distributors there. This new expansion into Eastern Europe and neighboring countries will offer the same opportunity to millions more.”

In consideration of the rights granted to CCI under the Agreement, CCI is required to purchase certain minimum amounts of products each year, plus pay a monthly royalty calculated as a percentage of its sales in the territory. Minimum purchase requirements in the Agreement increased significantly from requirements in the original Agreement. During 2003, 2002, and 2001, CCI purchases and royalties paid to RBC were approximately $3.5 million, $2.3 million and $1.1 million, respectively.

(continued)

RBC develops, manufactures and distributes quality-tested nutritional supplements and skin care products under the RBC brand from its Las Colinas headquarters in Irving, Texas, and from its branch office in Vancouver, Canada, through independent distributors in North America, and through licensees in other countries.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company’s filings with the Securities and Exchange Commission.

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